EXHIBIT 4.4

FORM OF

WARRANT AGREEMENT

Agreement made as of ________, 2007 between Kanders Acquisition Company, Inc., a Delaware corporation, with offices at One Landmark Square - 22nd Floor, Stamford, Connecticut 06901 (“Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (“Warrant Agent”).

WHEREAS, the Company has engaged in a private offering of units (“Units”), each consisting of one share of common stock, par value $0.0001 per share, of the Company (“Common Stock”) and one warrant to purchase one share of Common Stock for $7.50, subject to adjustment as described herein, to Kanders & Company, Inc. (the “Founder”) and has issued and delivered an aggregate of 11,500,000 warrants (the “Founder’s Warrants”) to be included in the Units issued to the Founder (the “Founder’s Units”), including 115,000 Units which were transferred by the Founder to Michael Henning, William F. Owens, Deborah Zoullas and Dara Khosrowshahi (each an “Initial Stockholder” and, collectively with the Founder, the “Initial Stockholders”); and

WHEREAS, the Company may engage in an initial public offering (“Initial Public Offering”) of Units and, in connection therewith, may issue and deliver up to 46,000,000 underlying warrants to the public investors (“Public Warrants”), each of such Public Warrants evidencing the right of the holder thereof to purchase one share of Common Stock for $7.50, subject to adjustment as described herein; and

WHEREAS, if the Company determines to engage in an Initial Public Offering, the Company will file with the Securities and Exchange Commission a Registration Statement on Form S-1 (“Registration Statement”) for the registration under the Securities Act of 1933, as amended (“Act”) of, among other securities, the Units, the Common Stock, the Public Warrants and the shares of Common Stock underlying the Public Warrants; and

WHEREAS, if the Company engages in and consummates an Initial Public Offering, the Company will simultaneously therewith engage in a private offering of Warrants to the Founder and, in connection therewith, has entered into an agreement to sell an aggregate of 6,000,000 additional warrants for $1.00 per warrant, each such warrant evidencing the right of the holder thereof to purchase one share of the Company’s Common Stock for $7.50, subject to adjustment as described herein (the “Sponsor’s Warrants”); and

WHEREAS, if the Company engages in and consummates an Initial Public Offering, the Founder would pay for, and the Company would issue and deliver, the Sponsor’s Warrants simultaneously with the consummation of the Initial Public Offering; and

WHEREAS, in connection with the consummation of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more operating businesses by the Company after the Initial Public Offering (a “Business Combination”), the Founder may be required to purchase from the Company in a private placement a certain number of Units (the “Co-Investment Units”) as may be necessary to reach an aggregate purchase price equal to the difference between $25 million and the aggregate purchase price of the shares of Common Stock purchased by the Founder pursuant to a certain Rule 10b5-1 Stock Purchase Plan among the Founder, the Company and Citigroup Global Markets Inc. (the warrants that are part of the Co-Investment Units are referred to herein as the “Co-Investment Warrants” and, collectively with the Founder’s Warrants and the Sponsor’s Warrants as the “Private Warrants”);

WHEREAS, the Public Warrants and the Private Warrants are sometimes collectively referred to herein as the “Warrants”; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1. Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A attached hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board or Chief Executive Officer and Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2. Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3. Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2. Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“Registered Holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4. Detachability of Warrants. The securities comprising the Units will not be separately transferable until the 35th day following the date of the final prospectus filed with the Securities and Exchange Commission upon the effectiveness of the Company’s Initial Public Offering unless Citigroup Global Markets Inc., as representative of the several underwriters of the Initial Public Offering, informs the Company of its decision to allow earlier separate trading, in which case the Company shall notify the Warrant Agent of the effective date of the separation, subject to the Company having filed a Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the offering of the Units and having issued a press release announcing when such separate trading will begin (the later of such dates, the “Detachment Date”). Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Public Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, prior to the Detachment Date, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Public Warrant included in such Unit.

2.5. Founder’s Warrants. The Founder’s Warrants will be issued in the same form as the Public Warrants but they (i) will not be transferable or salable (subject to limited exceptions) until 180 days after the Company’s initial Business Combination, as more fully described in those Letter Agreements, each dated _______, 2007, by and between the Company and each of the Initial Stockholders (the “Letter Agreement”), (ii) will be non-redeemable by the Company so long as they are held by the Initial Stockholders or their permitted transferees (as described in the Letter Agreement), (iii) will be exercisable for cash or on a cashless basis by the Initial Stockholders or their permitted transferees, as described further in Section 3.3 hereof, and (iv) will become exercisable after the Company completes a Business Combination if and when the last sales price of the Common Stock equals or exceeds $14.25 per share (subject to adjustments provided in Section 4 hereof and in the last sentence of Section 3.1) for any 20 trading days within a 30-trading day period beginning 90 days after the completion of the Business Combination.

2.6 Sponsor’s Warrants. The Sponsor’s Warrants will be issued in the same form as the Public Warrants but they (i) will not be transferable or saleable (subject to limited exceptions) until after the Company completes a Business Combination as more fully described in the Subscription Agreement, dated as of August 21, 2007, by and among the Founder, the Company, Kane Kessler, P.C., and Citigroup Global Markets Inc. (the “Sponsor Subscription Agreement”), (ii) will be non-redeemable by the Company so long as they are held by the Founder or its permitted transferees (as described in the Sponsor Subscription Agreement) and (iii) will be exercisable for cash or on a cashless basis by the Founder or its permitted transferees, as described further in Section 3.3 hereof.

2.7 Co-Investment Warrants. The Co-Investment Warrants will be issued in the same form as the Public Warrants but they will not be transferable or saleable until 180 days after the Company consummates its initial Business Combination (as more fully described in the Co-Investment Subscription Agreement, dated as of ________, 2007, by and among, the Founder, the Company and Citigroup Global Markets Inc.).

3. Terms and Exercise of Warrants

3.1. Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $7.50 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date for a period of not less than 10 business days; provided, however, that any such reduction shall be identical in percentage terms among all of the Warrants.

3.2. Duration of Warrants. Except with respect to the Founder’s Warrants as described above in Section 2.5, each Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of (i) the consummation by the Company of a Business Combination and (ii) _________, 2008, and terminating at 5:00 p.m., New York City time on the earlier to occur of (x) ________, 2012 or (y) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement (the

“Expiration Date”), subject to Section 7.4 hereof. Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide at least 20 days notice of such extension to registered holders of the Warrants.

3.3. Exercise of Warrants.

3.3.1. Payment; Cashless Exercise. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the County of New York, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company), the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for Common Stock and the issuance of the Common Stock; provided, however, that in lieu of payment in cash as aforesaid, the Initial Stockholders and their permitted transferees may exercise the Founder’s Warrants and the Sponsor’s Warrants on a cashless basis, in which case the Company shall issue and cause to be delivered that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants being exercised, multiplied by the difference between the Warrant Price and the “Fair Market Value” (defined below) by (y) the Fair Market Value. The “Fair Market Value” shall mean the average last sales price of the Common Stock in the principal trading market for the Common Stock as reported by any national securities exchange or quoted on the NASD OTC Bulletin Board (or successor exchange or quotation system), as the case may be, for the ten consecutive trading days ending on the third trading day preceding the date the notice of exercise is sent to the Warrant Agent; and provided, further, however, that with respect to any outstanding Warrants, in the event the Company calls such Warrants for redemption pursuant to Section 6.1 hereof, the Company shall have the option to require all (but not part) of the holders of those Warrants who elect to exercise the Warrants after the Company’s call for redemption to exercise such Warrants on a cashless basis, in which case the holder of such Warrants shall pay the Warrant Price by surrendering such Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants being exercised, multiplied by the difference between the Warrant Price and the Redemption Fair Market Value (defined below) by (y) the Redemption Fair Market Value. The “Redemption Fair Market Value” shall mean the average reported last sale price of the Common Stock for the ten consecutive trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of such Warrants. Subject to Section 7.4 and notwithstanding the foregoing, the Warrants shall not be exercisable and the Company shall not be obligated to issue Common Stock unless, at the time a holder seeks to exercise a Warrant there is an effective registration statement under the Act covering the shares of Common Stock issuable upon exercise of the Warrant, a prospectus relating to such shares of Common Stock is current and available and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the state or other jurisdiction in which the registered holder resides.

3.3.2. Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price or receipt by the Warrant Agent of the instruments and other documents necessary to effect a cashless exercise of the Warrant, the Company shall issue to the registered holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which he is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Subject to Section 7.4 and notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless there is an effective registration statement under the Act covering the shares of Common Stock issuable upon exercise of the Warrant, a prospectus relating to such shares of Common Stock is current and available and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the state or other jurisdiction in which the registered holder resides. In the event that a registration statement with respect to the Common Stock underlying a Warrant is not effective under the Act, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle the warrant exercise. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the shares of Common Stock included in such unit.

3.3.3. Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4. Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

4. Adjustments.

4.1. Stock Dividends - Split-Ups.

4.1.1 General. If after the effective date of the Registration Statement, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

4.1.2. Extraordinary Dividend. If the Company, at any time during the Exercise Period, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (w) as described in Sections 4.1.1, 4.2 or 4.4, (x) regular quarterly or other periodic dividends, (y) in connection with the conversion rights of the holders of Common Stock upon consummation of the Company’s initial Business Combination or (z) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a Business Combination (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend.

4.2. Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3. Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Section 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4. Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1 or 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5. Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6. No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

4.7. Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8 Notice of Certain Transactions. In the event that the Company shall propose to (a) offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (b) issue any rights, options or warrants entitling the holders of Common Stock to subscribe for shares of Common Stock or (c) make a tender offer, redemption offer or exchange offer with respect to the Common Stock, the Company shall send to the Warrant holders a notice of such proposed action or offer. Such notice shall be mailed to the registered holders at their addresses as they appear in the Warrant Register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant and the Warrant Price after giving effect to any adjustment pursuant to this Article 4 which would be required as a result of such action. Such notice shall be given as promptly as practicable after the Board has determined to take any such action and (x) in the case of any action covered by clause (a) or (b) above at least 10 days prior to the record date for determining the holders of the Common Stock for purposes of such action or (y) in the case of any other such action at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

4.9 Other Events. If any event occurs as to which the foregoing provisions of this Article 4 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board, fairly and adequately protect the purchase rights of the registered holders of the Warrants in accordance with the essential intent and principles of such provisions, then the Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board, to protect such purchase rights as aforesaid.

4.10 Adjustment of Founder’s Warrants.

4.10.1 If the underwriters with respect to the Initial Public Offering do not exercise the over-allotment option granted to them by the Company, the number of Founder’s Units necessary to ensure that the aggregate amount of shares of Common Stock (the “Founder’s Shares”) comprising such Units held by the

Founder and its permitted transferees does not exceed 20% of the issued and outstanding Common Stock of the Company upon consummation of the Initial Public Offering shall be immediately forfeited to the Company by such holders. The Company will not make any cash payment to the Founder or its permitted transferees in respect of any such adjustment.

4.10.2  If the number of Units offered to the public in connection with the Initial Public Offering is increased or decreased, the Founder’s Units (including such Units subject to forfeiture) will be adjusted in the same proportion as the increase or decrease of the Units offered to the public in order to ensure that the aggregate amount of shares of Common Stock comprising Units held by the Founder or its permitted transferees does not fall below or exceed 20% of the issued and outstanding Common Stock of the Company upon consummation of the Initial Public Offering (including any shares of Common Stock issued pursuant to the underwriter’s over-allotment option). The Company will not make or receive any cash payment to or from the Founder or its permitted transferees in respect of any such adjustment.

4.10.3  Any additional Units, shares of Common Stock and Warrants the Founder or any of its Permitted Transferees may hold pursuant to Section 4.10.2 above shall be deemed to be Founder’s Units, Founder’s Shares and Founder’s Warrants hereunder and any such Warrants (A) shall be subject to the transfer restrictions and adjustment provisions set forth in this Agreement with respect thereto, and (B) shall bear the legend set forth in this Agreement with respect thereto.

5. Transfer and Exchange of Warrants.

5.1. Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2. Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3. Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4. Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5. Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6 Restrictions on Transfer of the Private Warrants. The transfer and exchange of the Private Warrants are subject to restrictions as described further in Sections 2.5, 2.6 and 2.7 hereof.

6. Redemption.

6.1. Redemption. Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, (i) at any time while the Warrants are exercisable, (ii) there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants and a prospectus relating to such shares of Common Stock is current and available and (iii) prior to the Expiration Date, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $.01 per Warrant (“Redemption Price”); provided, however, that, in addition to the conditions noted in items (i), (ii) and (iii) above, the Warrants can be redeemed only if the last sales price of the Common Stock has been at least $14.25 per share (subject to adjustment in accordance with Section 4 hereof), on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given. The Warrants will not be redeemed unless there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants and a prospectus relating to such shares of Common Stock is current and available throughout the “30-day redemption period” (defined below). Upon a call for redemption of the Warrants by the Company, the Company shall have the right to require all holders of Warrants subject to redemption who elect to exercise such Warrants after the Company’s call for redemption to do so on a cashless basis in accordance with the procedures set forth in Section 3.3.1 hereof.

6.2. Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption (the “30-day redemption period”) to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3. Exercise After Notice of Redemption. The Warrants may be exercised for cash at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4. Exclusion of Certain Warrants. The Founder’s Warrants shall not be redeemable by the Company as long as such Warrants are held by the Initial Stockholders or their permitted transferees. The Sponsor’s Warrants shall not be redeemable by the Company as long as such Warrants are held by the Founder or its permitted transferees. However, once the Initial Stockholders or their permitted transferees, with respect to the Founder’s Warrants, or the Founder or its permitted transferees, with respect to the Sponsor’s Warrants, transfer such Founder’s Warrants or Sponsor’s Warrants to persons who are not permitted transferees as defined in the Letter Agreements and the Sponsor Subscription Agreement, respectively, such warrants shall then be redeemable by the Company pursuant to Section 6 hereof.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1. No Rights as Stockholder. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2. Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3. Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4. Registration of Common Stock. The Company agrees that prior to the commencement of the Exercise Period, it shall use its best efforts to file with the Securities and Exchange Commission a post-effective amendment to the Registration Statement, or a new registration statement, for the registration, under the Act, of, and it shall use its best efforts to take such action as is necessary to qualify for sale, in those states in which the Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Warrants and to maintain a current and available prospectus relating to such shares of Common Stock. In either case, the Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current and available prospectus until the expiration of the

Warrants in accordance with the provisions of this Agreement. The Warrants shall not be exercisable and the Company shall not be obligated to issue Common Stock unless, at the time a holder seeks to exercise the Warrants, there is an effective registration statement under the Act covering the shares of Common Stock issuable upon exercise of the Warrants, a prospectus relating to such shares of Common Stock is current and available and the Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. In addition, the Private Warrants shall not exercisable and the Company shall not be obligated to issue Common Stock unless, at the time a holder seeks to exercise his, her or its Private Warrants there is an effective registration statement under the Act covering the shares of Common Stock issuable upon exercise of the Private Warrants and a prospectus relating to the Public Warrants is current and available. The provisions of this Section 7.4 may not be modified, amended or deleted without the prior written consent of Citigroup Global Markets Inc.

8. Concerning the Warrant Agent and Other Matters.

8.1. Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2. Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the

Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3. Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3. Fees and Expenses of Warrant Agent.

8.3.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4. Liability of Warrant Agent.

8.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s negligence, willful misconduct, or bad faith.

8.4.3. Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

8.5. Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

9. Miscellaneous Provisions.

9.1. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2. Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Kanders Acquisition Company, Inc.

One Landmark Square - 22nd Floor

Stamford, Connecticut 06901

Attn: Chief Executive Officer

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Compliance Department

with a copy in each case to:

[Warrant Agent’s counsel]

and

Kane Kessler, P.C.

1350 Avenue of the Americas - 26th Floor

New York, N.Y. 10019

Attn: Robert L. Lawrence, Esq.

Facsimile: (212) 245-3009

and

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Attn: David Spivak

Facsimile: (212) 723-8871

9.3. Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4. Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants and, for the purposes of Sections 2.5, 2.6, 6.1, 6.4, 7.4, 9.2 and 9.8 hereof, Citigroup Global Markets Inc., any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. Citigroup Global Markets Inc. shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 2.5, 2.6, 6.1, 6.4, 7.4, 9.2 and 9.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and Citigroup Global Markets Inc. with respect to the Sections 2.5, 2.6, 6.1, 6.4, 7.4, 9.2 and 9.8 hereof) and their successors and assigns and of the registered holders of the Warrants.

9.5. Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7. Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

9.8. Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of Citigroup Global Markets Inc. and the registered holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

KANDERS ACQUISITION COMPANY, INC.
By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:
Name:
Title: